EXHIBIT 10(k)




           RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS
                 OF CUMMINS ENGINE COMPANY, INC.
           ------------------------------------------

                 (As Amended February 11, 1997)


1.  Purpose.  The Retirement Plan for Non-Employee Directors
("the Plan") was originally established to provide term-certain pension payments, as set forth more fully herein, to eligible non-employee Directors of Cummins Engine Company, Inc. ("the Company"). It was modified on February 11, 1997 to cease future benefit accruals and to permit the conversion of existing accrued benefits into an equivalent value of phantom shares of Company Common Stock. The Plan is intended to enhance the Company's ability to retain as Directors individuals with the highest caliber of experience, ability and judgment.

2. Eligibility. Each Director of the Company who was not an employee or former employee of the Company with vested rights under a pension plan sponsored by the Company, its subsidiaries or affiliates is eligible to participate in the Plan as set forth below.

3. Participation. An eligible Director became a Participant in the Plan commencing with the sixth (6th) year of service as a Director of the Company. No person who becomes a Director after February 11, 1997 shall be eligible to participate in the Plan.

4. Vesting. Each eligible Director was fully vested in benefits accrued under the Plan immediately upon becoming a Participant.

5. Pension Benefit Amount. Each Participant shall be entitled to receive an annual pension benefit, payable annually, equal to the fees (excluding Committee fees) paid or payable to such Participant for services rendered as a Director of the Company during the one-year period immediately preceding February 11, 1997.

6. Benefit Conversion Election. In lieu of the pension benefits described in paragraph 5, each Participant may elect to convert the present value of his or her accrued pension benefits under the Plan into an equivalent value of phantom units of the Company's Common Stock ("Stock Units"), with each unit equal in value to one share of Common Stock. The present value of accrued benefits shall be determined assuming (a) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the January 1 immediately preceding the election and (b) the mortality tables incorporated by reference into the Cummins Engine Company, Inc. and Affiliates Cash Balance Retirement Plan, or any successor plan thereto. The number of Stock Units into which the present value will be converted shall be based on the average of closing prices of the Common Stock on the New York Stock Exchange for the 180 trading days immediately preceding the date of conversion.

The Stock Units, including any additional Stock Units credited thereon as dividend equivalents (using the same 180 trading day trailing average methodology), will be evidenced only by bookkeeping entries. A Participant making the conversion election shall have no share voting or investment power with respect to the Stock Units.

The value of an electing Participant's Stock Units shall be payable only in cash in a lump-sum upon the Participant ceasing to be a Director, provided, however, that payment or the stock units may be deferred pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors ("the Deferral Plan").

7. Commencement of Pension Benefits. The annual pension benefits described in paragraph 5 shall be payable on the first business day in the month of May each year, commencing with the May next following the later of (i) the date the Participant ceases to be a Director or (ii) the Participant's 65th birthday.

8. Duration of Pension Benefits. Once begun, the annual pension benefit shall be payable for the lesser of (i) the number of completed full years the Participant served as a Director prior to February 11, 1997 or (ii) twenty (20) years.

9.  Payments Upon Death of Participant.

a) In the event of the death of a Participant who had not made the election described in paragraph 6, the Participant's surviving spouse, if any, shall continue to receive annual benefit payments equal to fifty percent (50%) of the pension benefit payable to the Participant. If death occurs prior to commencement of pension benefits, such spousal benefit payments shall continue for the greater of (i) ten (10) years or (ii) the number of years the Participant would have been entitled to payments under paragraph 8. If death occurs following commencement of pension benefits, but prior to receiving the number of payments described in paragraph 8, such spousal benefits shall continue for the remaining number of payments. In the event there is no surviving spouse at the time of a Participant's death, the Participant's estate or designated beneficiary shall receive a lump-sum payment equal to the present value of annual pension benefits that otherwise would have been payable to a spouse in accordance with this paragraph. In the event of a surviving spouse's death prior to receiving all payments otherwise due in accordance with this paragraph, the estate or designated beneficiary of such spouse shall receive a lump-sum payment equal to the present value of the remainder of all such payments. The amount of any lump-sum payment made pursuant to this paragraph shall be calculated assuming (a) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of January 1 immediately preceding the date of payment and (b) the mortality table incorporated by reference into the Cummins Engine Company, Inc. and Affiliates Cash Balance Retirement Plan.

b) In the event a Participant who had made an election under paragraph 6 dies prior to the value of the Stock Units being paid to the Participant or deferred under the Deferral Plan, such value shall be paid to the Participant's surviving spouse. In the event there is no surviving spouse at the time of the Participant's death, the Participant's estate or designated beneficiary shall receive such value.

10. Payments upon Change of Control. Notwithstanding anything contained in paragraphs 7, 8 or 9 to the contrary, following a Change of Control (as hereinafter defined), each Participant (or beneficiary, if appropriate) shall be entitled to receive a lump-sum payment of the actuarial equivalent of pension benefits accrued and remaining unpaid or, in the case of a Participant who has made an election described in paragraph 6, the cash value of the Participant's Stock Units as of the date of the Change of Control. The lump-sum equivalent of pension benefits shall be calculated assuming (a) the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1 and
(b) the mortality tables incorporated by reference into the Cummins Engine Company, Inc. and Affiliates Cash Balance Retirement Plan, or any successor plan thereto.

For purposes of this Plan, a "Change of Control" means the occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets or the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("the Exchange Act")), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall become the beneficial owners (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors ("Voting Shares"), as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board of Directors of the Company, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period, or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A promulgated under the Exchange Act.

11. Funding of Pension Benefits. The Company shall set aside funds to satisfy its obligations to pay the pension benefits described in paragraph 5 by making deposits to the grantor trust created under agreement dated February 1, 1988 ("the Trust") by and between the Company and Wachovia Bank and Trust Company, N.A. ("the Trustee") or any successor trust thereto. Deposits to the Trust to fund such obligations shall be calculated on a sound actuarial basis. Benefit payments will be made from the Trust by the Trustee to the extent not paid by the Company.

12  Miscellaneous.

a) Participation in the Plan shall not confer any rights concerning nomination for re-election to the Board of Directors of the Company.

b) The Board of Directors of the Company shall be responsible for the administration of the Plan. Any decisions by the Board of Directors (as reflected in its approved minutes) shall be final.

c) The Plan shall continue in force with respect to any Participant until completion of any payments due hereunder. The Company may, however, at any time, amend or terminate the Plan, provided, however, that no such termination or amendment shall deprive any Participant or surviving spouse of any benefits accrued under the Plan prior to such amendment.

d) No right or interest of a Participant or surviving spouse under the Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.